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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 16, 2002, relating to the financial statements and financial highlights which appears in the July 31, 2002 Annual Report to Shareholders of Nuveen Innovation Fund, Nuveen NWQ International Value Fund (formerly Nuveen International Growth Fund) and Nuveen Rittenhouse Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants, Custodian and Transfer Agent" in such Registration Statement.


/s/ PricewaterhouseCoopers, LLP

Chicago, Illinois
October 1, 2002